                                                                     Exhibit 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                                CACHEFLOW INC.,

                          WILDCAT MERGER CORPORATION,

                           SPRINGBANK NETWORKS, INC.

                                      AND

                   SOREN CHRISTENSEN (AS STOCKHOLDERS' AGENT)

                                 JUNE 3, 2000

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
ARTICLE I  THE MERGER...................................................   1
     1.1  The Merger....................................................   1
     1.2  Closing; Effective Time.......................................   2
     1.3  Effect of the Merger..........................................   2
     1.4  Articles of Incorporation; Bylaws.............................   2
     1.5  Directors and Officers........................................   2
     1.6  Effect on Capital Stock.......................................   2
     1.7  Surrender of Certificates.....................................   4
     1.8  No Further Ownership Rights in Target Capital Stock...........   5
     1.9  Lost, Stolen or Destroyed Certificates........................   6
     1.10  Tax Consequences.............................................   6
     1.11  Exemption from Registration..................................   6
     1.12  Taking of Necessary Action; Further Action...................   6

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF TARGET....................   6
     2.1  Organization, Standing and Power..............................   7
     2.2  Capital Structure.............................................   7
     2.3  Authority.....................................................   8
     2.4  Absence of Undisclosed Liabilities............................   9
     2.5  Absence of Certain Changes....................................   9
     2.6  Litigation....................................................   9
     2.7  Restrictions on Business Activities...........................   9
     2.8  Governmental Authorization....................................   9
     2.9  Title to Property.............................................  10
     2.10  Intellectual Property........................................  10
     2.11  Environmental Matters........................................  11
     2.12  Taxes........................................................  11
     2.13  Employee Benefit Plans.......................................  13
     2.14  Employees and Consultants....................................  14
     2.15  Related-Party Transactions...................................  15
     2.16  Insurance....................................................  15
     2.17  Compliance with Laws.........................................  16
     2.18  Brokers' and Finders' Fees...................................  16
     2.19  Voting Agreement; Irrevocable Proxies........................  16
     2.20  Vote Required................................................  16
     2.21  Material Contracts...........................................  16
     2.22  No Breach of Material Contracts..............................  17
     2.23  Third-Party Consents.........................................  18
     2.24  Minute Books.................................................  18
     2.25  Complete Copies of Materials.................................  18
     2.26  Representations Complete.....................................  18

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB..  18
     3.1  Organization, Standing and Power..............................  18
     3.2  Authority.....................................................  19
     3.3  SEC Documents; Financial Statements...........................  20
     3.4  Representations Complete......................................  20

ARTICLE IV  CONDUCT PRIOR TO THE EFFECTIVE TIME.........................  20
     4.1  Conduct of Business of Target and Acquiror....................  20
     4.2  Conduct of Business of Target.................................  21
     4.3  Notices.......................................................  23

ARTICLE V  ADDITIONAL AGREEMENTS........................................  23
     5.1  No Solicitation...............................................  23
     5.2  Preparation of Information Statement..........................  24
     5.3  Shareholders Meeting or Consent Solicitation..................  24
     5.4  Access to Information.........................................  24
     5.5  Confidentiality...............................................  25
     5.6  Public Disclosure.............................................  25
     5.7  Consents; Cooperation.........................................  25
     5.8  Update Disclosure; Breaches...................................  25
     5.9  Irrevocable Proxies...........................................  26
     5.10  Legal Requirements...........................................  26
     5.11  Tax-Free Reorganization......................................  26
     5.12  Blue Sky Laws................................................  26
     5.13  Stock Options................................................  26
     5.14  Escrow Agreement.............................................  27
     5.15  Change in the Number of Shares Outstanding...................  27
     5.16  Additional Agreements; Reasonable Efforts....................  27
     5.17  Employee Benefits............................................  28
     5.18  Indemnification Agreements...................................  28

ARTICLE VI  CONDITIONS TO THE MERGER....................................  28
     6.1  Conditions to Obligations of Each Party to Effect the Merger..  28
     6.2  Additional Conditions to Obligations of Target................  29
     6.3  Additional Conditions to the Obligations of Acquiror..........  30

ARTICLE VII  TERMINATION, EXPENSES, AMENDMENT AND WAIVER................  32
     7.1  Termination...................................................  32
     7.2  Effect of Termination.........................................  33
     7.3  Expenses and Termination Fees.................................  33
     7.4  Amendment.....................................................  34
     7.5  Extension; Waiver.............................................  34

ARTICLE VIII  ESCROW AND INDEMNIFICATION................................  34
     8.1  Survival of Representations, Warranties and Covenants.........  34
     8.2  Indemnity.....................................................  34

     8.3  Escrow Fund...................................................  35
     8.4  Damage Threshold..............................................  35
     8.5  Escrow Period.................................................  35
     8.6  Claims upon Escrow Fund.......................................  35
     8.7  Objections to Claims..........................................  36
     8.8  Resolution of Conflicts; Arbitration..........................  36
     8.9  Shareholders' Agent...........................................  37
     8.10  Distribution Upon Termination of Escrow Period...............  37
     8.11  Actions of the Shareholders' Agent...........................  38
     8.12  Third-Party Claims...........................................  38
     8.13  Maximum Liability and Remedies...............................  38

ARTICLE IX  GENERAL PROVISIONS..........................................  39
     9.1  Notices.......................................................  39
     9.2  Interpretation................................................  40
     9.3  Counterparts..................................................  40
     9.4  Entire Agreement; No Third Party Beneficiaries................  40
     9.5  Severability..................................................  41
     9.6  Remedies Cumulative...........................................  41
     9.7  Governing Law.................................................  41
     9.8  Assignment....................................................  41
     9.9  Rules of Construction.........................................  41

SCHEDULES

Target Disclosure Letter
Option Schedule

EXHIBITS

Exhibit A   -    Certificate of Merger
Exhibit B   -    Amended and Restated Investors' Rights Agreement
Exhibit C   -    Irrevocable Proxy and Voting Agreement
Exhibit D   -    Escrow Agreement
Exhibit E   -    Acquiror's Legal Opinion
Exhibit F   -    Target's Legal Opinion

                     AGREEMENT AND PLAN OF REORGANIZATION

          This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of June 3, 2000, by and among CacheFlow Inc., a Delaware corporation ("Acquiror"), Wildcat Merger Corporation, a Delaware corporation ("Merger Sub"), SpringBank Networks, Inc., a Delaware corporation ("Target"), and Soren Christensen (as Stockholders' Agent).

                                   RECITALS

          A. The Boards of Directors of Target, Acquiror and Merger Sub believe it is in the best interests of their respective companies and the stockholders and their respective companies that Target and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Target (the "Merger") and, in furtherance thereof, have approved the Merger.

          B. Pursuant to the Merger, among other things, each outstanding share of capital stock of Target, par value $.001 per share ("Target Capital Stock"), shall be converted into shares of common stock of Acquiror, par value $.0001 per share ("Acquiror Common Stock"), at the rate set forth herein.

          C. Target, Acquiror and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

          D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to consistently report the Merger as a reorganization under the provisions of Sections 368(a) of the Code.

          NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE I
                                   ---------

                                  THE MERGER
                                  ----------

          1.1  The Merger. At the Effective Time (as defined in Section 1.2) and
               ----------
subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit A (the "Certificate of Merger") and the
                             ---------
applicable provisions of the California Corporations Code ("California Law") and the Delaware General Corporation Law ("Delaware Law"), Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation. Target as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

          1.2  Closing; Effective Time. The closing of the transactions
               -----------------------
contemplated hereby (the "Closing") shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VI hereof or at such other time as the parties hereto agree (the date on which the Closing shall occur, the "Closing Date"). The Closing shall take place at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP - Menlo Park, California, or at such other location as the parties hereto agree. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger, together with the required officers' certificates, with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time and date of such filing being the "Effective Time" and the "Effective Date," respectively).

          1.3  Effect of the Merger. At the Effective Time, the effect of the
               --------------------
Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target shall become the debts, liabilities and duties of the Surviving Corporation.

          1.4  Certificate of Incorporation; Bylaws.
               ------------------------------------

               (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation shall be amended to read as follows: "The name of the corporation is SpringBank Networks, Inc."

               (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

          1.5  Directors and Officers. At the Effective Time, the directors of
               ----------------------
Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, to hold office until such time as such directors resign, are removed or their respective successors are duly elected or appointed and qualified. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, to hold office until such time as such officers resign, are removed or their respective successors are duly elected or appointed and qualified.

          1.6  Effect on Capital Stock. By virtue of the Merger and without any
               -----------------------
action on the part of Acquiror, Merger Sub, Target or the holders of any of Target's securities:

               (a)  Conversion of Target Capital Stock. At the Effective Time,
                    ----------------------------------
each share of Target Capital Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Target Capital Stock to be canceled pursuant to Section 1.6(a) and shares, if any, held by persons who have not voted such shares for approval of the Merger and with respect to which such persons shall be entitled to exercise dissenter's rights in accordance with
Section 262 of the Delaware Law and Chapter 13 of the California Law
("Dissenting

Shares") will be canceled and extinguished and be converted automatically into the right to receive one-fifth (1/5) of a share of Acquiror Common Stock (the "Exchange Ratio"). The shares to be issued pursuant to this Section 1.6(a) are referred to herein as the "Total Acquiror Shares."

               (b)  Cancellation of Target Capital Stock Owned by Acquiror or
                    ---------------------------------------------------------
Target. At the Effective Time, all shares of Target Capital Stock that are owned
------
by Target as treasury stock, each share of Target Capital Stock owned by Acquiror or any direct or indirect wholly owned subsidiary of Acquiror or of Target immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

               (c)  Target Stock Plan. At the Effective Time, the Target 2000
                    -----------------
Stock Incentive Plan (the "Target Stock Plan") and all options to purchase shares of Target Common Stock ("Target Options") then outstanding under the Target Stock Plan shall be assumed by Acquiror in accordance with Section 5.13.

               (d)  Capital Stock of Merger Sub. At the Effective Time, each
                    ---------------------------
share of Common Stock of Merger Sub, par value $.0001 per share ("Merger Sub Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, par value $.0001 per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

               (e)  Adjustments to Exchange Ratio. The Exchange Ratio shall be
                    -----------------------------
adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Stock or Target Capital Stock), reorganization, recapitalization or other like change with respect to Acquiror Common Stock or Target Capital Stock occurring after the date hereof and prior to the Effective Time.

               (f)  Fractional Shares. No fraction of a share of Acquiror Common
                    -----------------
Stock will be issued, but in lieu thereof each holder of shares of Target Capital Stock who would otherwise be entitled to a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock to be received by such holder) shall receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average of the closing price for a share of Acquiror Common Stock as quoted on the Nasdaq National Market for the ten
(10) trading days immediately preceding and ending on the trading day that is five (5) trading days prior to the Closing Date (the "Closing Price").

               (g)  Dissenters' Rights. Any Dissenting Shares shall not be
                    ------------------
converted into Acquiror Common Stock but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law or California Law. Target agrees that, except with the prior written consent of Acquiror, or as required under Delaware Law or California Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares ("Dissenting Stockholders") who, pursuant to the provisions of Delaware Law or California Law, becomes entitled to payment of the fair value for shares of Target Capital Stock, shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Acquiror shall issue and deliver, upon surrender by such stockholders of certificate or certificates representing shares of Target Capital Stock, the number of shares of Acquiror Common Stock to which such stockholders would otherwise be entitled under this Section 1.6 and the Certificate of Merger less the number of shares allocable to such stockholders that have been or will be deposited in the Escrow Fund (as defined below) in respect of such shares of Acquiror Common Stock pursuant to Section 1.7(c) and Article VIII hereof.

          1.7  Surrender of Certificates.
               -------------------------

               (a)  Exchange Agent. Boston EquiServe shall act as exchange agent
                    --------------
(the "Exchange Agent") in the Merger.

               (b)  Acquiror to Provide Common Stock and Cash. Promptly after
                    -----------------------------------------
the Effective Time, Acquiror shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Acquiror may adopt, (i) the shares of Acquiror Common Stock issuable pursuant to Section 1.6(a) in exchange for shares of Target Capital Stock outstanding immediately prior to the Effective Time less (i) the number of shares of Acquiror Common Stock to be deposited into an escrow fund (the "Escrow Fund") pursuant to the requirements of Article VIII hereof and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to
Section 1.6(f).

               (c)  Exchange Procedures. Promptly after the Effective Time, the
                    -------------------
Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Target Capital Stock, whose shares were converted into the right to receive shares of Acquiror Common Stock (and cash in lieu of fractional shares) pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Acquiror Common Stock (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Acquiror Common Stock, less the number of shares of Acquiror Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to
Article VIII hereof, and payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Target Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Acquiror Common Stock into which such shares of Target Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Section 8.3 hereof, Acquiror shall cause to be delivered to the Escrow Agent (as defined in Section 8.3 hereof) a certificate or certificates representing ten percent (10%) of the Acquiror Common Stock held by each of the Founders (as defined in Section 5.14 hereof), the Jaworski Entities (as defined in Section 5.14 hereof) and the Sequoia Funds (as defined in Section 5.14 hereof) (collectively, the "Escrow Shares") which shall be registered in the name of the Escrow Agent as nominee for the holders of Certificates cancelled pursuant to this Section 1.7. Such shares shall be beneficially owned by such holders and shall be held in escrow and shall be available to compensate Acquiror for certain damages as provided in Article VIII. To the extent not used for such purposes, such shares shall be released, all as provided in Article VIII hereof.

               (d)  Distributions with Respect to Unexchanged Shares. No
                    ------------------------------------------------
dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder of record of such Certificate surrenders such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time which would have been previously payable (but for the provisions of this Section 1.7(d)) with respect to such shares of Acquiror Common Stock.

               (e)  Transfers of Ownership. If any certificate for shares of
                    ----------------------
Acquiror Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered is properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

               (f)  No Liability. Notwithstanding anything to the contrary in
                    ------------
this Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

               (g)  Dissenting Shares. The provisions of this Section 1.7 shall
                    -----------------
also apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this Section 1.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the number of shares of Acquiror Common Stock to which such holder is entitled pursuant to Section 1.6 hereof.

          1.8  No Further Ownership Rights in Target Capital Stock. All shares
               ---------------------------------------------------
of Acquiror Common Stock issued upon the surrender for exchange of shares of Target Capital

Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

          1.9  Lost, Stolen or Destroyed Certificates. In the event any
               --------------------------------------
Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Acquiror Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 1.6; provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

          1.10 Tax Consequences. It is intended by the parties hereto that the
               ----------------
Merger shall be treated as a reorganization within the meaning of Section 368 of the Code. No party shall take any action which would, to such party's knowledge, be inconsistent with treatment as a reorganization within the meaning of Section 368 of the Code.

          1.11 Exemption from Registration. The shares of Acquiror Common Stock
               ---------------------------
to be issued in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), by reason of Section 4(2) thereof and under Section 25103(h) of the California Corporations Code. The registration of the shares with the Securities and Exchange Commission (the "SEC") and their resale shall be subject to the terms and conditions of a registration rights agreement attached hereto as Exhibit B (the "Amended and Restated Investors' Rights Agreement").
   ---------

          1.12 Taking of Necessary Action; Further Action. If, at any time after
               ------------------------------------------
the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target, the officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

                                  ARTICLE II
                                  ----------

                   REPRESENTATIONS AND WARRANTIES OF TARGET
                   ----------------------------------------

          Target represents and warrants to Acquiror and Merger Sub that the statements contained in this Article II are true and correct, except as set forth in the disclosure letter delivered by Target to Acquiror prior to the execution and delivery of this Agreement (the "Target Disclosure Letter"). The Target Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosure in any paragraph (including any cross references) shall qualify only the corresponding paragraph in this Article II. Any reference in this Article II to an agreement being "enforceable" shall be deemed to be qualified to the extent such enforceability is subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium and the relief of debtors, and (ii) the availability of specific performance, injunctive relief and other equitable remedies.

          2.1  Organization, Standing and Power. Target is a corporation duly
               --------------------------------
organized, validly existing and in good standing under the laws of its jurisdiction of organization. Target has the corporate power to own its properties and to carry on its business and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect (as defined in Section 9.2) on Target. Target has delivered to Acquiror a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of Target, each as amended to date. Target is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents. Target does not directly or indirectly own or control any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

          2.2  Capital Structure. The authorized capital stock of Target
               -----------------
consists of 15,000,000 shares of Common Stock and 1,200,000 shares of Preferred Stock, of which there were issued and outstanding as of the date of this Agreement 12,538,500 shares of Common Stock and 1,102,941 shares of Series A Preferred Stock (the "Series A Preferred"). There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after the date of this Agreement other than pursuant to the exercise of options outstanding as of the date of this Agreement under the Target Stock Plan. All outstanding shares of Target Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights, rights of first refusal, rights of first offer or similar rights created by statute, the Certificate of Incorporation or Bylaws of Target or any agreement to which Target is a party or by which it is bound. As of the date of this Agreement, Target has reserved (i) 1,102,941 shares of Common Stock for issuance upon conversion of the Series A Preferred, (ii) 7,300,000 shares of Common Stock for issuance to employees, directors and consultants pursuant to the Target Stock Plan, of which 6,288,500 shares have been issued pursuant to option exercises or direct stock purchases, 385,000 shares are subject to outstanding, unexercised options, and (iii) no shares subject to outstanding warrants. Except for (i) the rights created pursuant to this Agreement and (ii) Target's right to repurchase any unvested shares under the Target Stock Plan, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound obligating Target to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Target Capital Stock or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to the voting, purchase or sale of Target Capital Stock (i) between or among Target and any of its stockholders and (ii) to the best of Target's knowledge, among any of Target's stockholders or between any of Target's stockholders and any third party, except for the stockholders delivering Irrevocable Proxies (as defined below). The terms of the Target Stock Plan permit the assumption of such Target Stock Plan by Acquiror or the substitution of options to purchase Acquiror Common Stock as provided in this Agreement, without the consent or approval of the holders of the outstanding options, the Target stockholders, or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for such options. True and complete copies of all agreements and instruments relating to or issued under the Target Stock Plan have been made available to Acquiror, and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the form made available to Acquiror. All outstanding Common Stock and Series A Preferred was issued in compliance with all applicable federal and state securities laws.

          2.3  Authority.
               ---------

               (a) Target has all requisite corporate power and authority to enter into this Agreement, the Certificate of Merger, the Amended and Restated Investors' Rights Agreement and the Escrow Agreement (collectively, the "Transaction Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Target, subject only to the approval of the Merger by Target's stockholders as contemplated by Section 6.1(a). This Agreement and the other Transaction Documents have been duly executed and delivered by Target and constitute the valid and binding obligations of Target enforceable against Target in accordance with their terms.

               (b) The execution and delivery of this Agreement and the other Transaction Documents by Target do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Target, as amended, or (ii) any Material Contract (as defined in Section 2.21), permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its properties or assets.

               (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Target in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except for
(i) the filing of the Certificate of Merger, together with the required officers' certificates, as provided in Section 1.2; (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Target and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.

          2.4  Absence of Undisclosed Liabilities. At the Effective Time, other
               ----------------------------------
than as set forth in Section 2.4 of the Target Disclosure Letter, Target has no financial obligations or liabilities of any nature (matured or unmatured, fixed or contingent), except for obligations or liabilities that do not exceed $25,000 individually or $50,000 in the aggregate. Target's financial obligations or liabilities will not increase between the date of this Agreement and Closing.

          2.5  Absence of Certain Changes. Since its date of incorporation,
               --------------------------
Target has conducted it's business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect on Target; (ii) any acquisition, sale or transfer of any material asset of Target; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or any revaluation by Target of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Target, or any direct or indirect redemption, purchase or other acquisition by Target or any of its shares of capital stock; (v) any Material Contract entered into by Target, other than as provided to Acquiror, or any material amendment or termination of, or default under, any Material Contract to which Target is a party or by which it is bound; (vi) any amendment or change to the Certificate of Incorporation or Bylaws of Target since January 31, 2000; (vii) any increase in or modification of the compensation or benefits payable or to become payable by Target to any of its directors, employees or consultants; (viii) any negotiation or agreement by Target to do any of the things described in the preceding clauses (i) through
(vii) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

          2.6  Litigation. There is no private or governmental action, suit,
               ----------
proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Target, threatened against Target or any of its properties or officers, directors or employees (in their capacities as such). The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened involving the prior employment of any of Target's employees, their use in connection with Target's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. There is no judgment, decree or order against Target, or, to the knowledge of Target, any of its directors, officers or employees (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Target. All litigation to which Target is a party (or, to the knowledge of Target, threatened to become a party) is disclosed in the Target Disclosure Letter. Target does not have any plans to initiate any litigation, arbitration or other proceeding against any third party.

          2.7  Restrictions on Business Activities. There is no agreement,
               -----------------------------------
judgment, injunction, order or decree binding upon Target that has or could reasonably be expected to have the effect of prohibiting or impairing any current or future business practice of Target, any acquisition of property by Target or the conduct of business by Target.

          2.8  Governmental Authorization. Target has obtained each federal,
               --------------------------
state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a

Governmental Entity (i) pursuant to which Target currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Target's business or the holding of any such interest ((i) and (ii) herein collectively called "Target Authorizations"), and all of such Target Authorizations are in full force and effect, except where the failure to obtain or have any such Target Authorizations could not reasonably be expected to have a Material Adverse Effect on Target.

          2.9  Title to Property. Target has good and marketable title to all of
               -----------------
its properties, interests in properties and assets, real and personal, necessary for the conduct of its business as presently conducted or with respect to leased properties and assets, valid leasehold interests therein, in each case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except the lien of current taxes not yet due and payable. The plants, property and equipment of Target that are used in the operations of its business are in good operating condition and repair. Section 2.9 of the Target Disclosure Letter identifies each parcel of real property owned by Target.

          2.10 Intellectual Property.
               ---------------------

               (a) Target is the sole and exclusive owner of all Target Intellectual Property (defined below) free of all contingent and noncontingent liens, restrictions, interests, rights of reversion or termination, and all other encumbrances of any nature. The conduct of Target's business will not infringe, misappropriate or violate any Intellectual Property (defined below) of others.

               (b) To date, none of the Target Intellectual Property is the subject of any application, registration or issuance with or from any governmental entity. Target has adequately protected all other Target Intellectual Property through the use of confidentiality agreements and otherwise and Target is not aware of any use, exercise or exploitation of any Target Intellectual Property, except as authorized by Target.

               (c) Each current and former employee and contractor of Target has executed and delivered (and to Target's knowledge, is in compliance with) an enforceable agreement in substantially the form of Target's standard Proprietary Information and Inventions Agreement (in the case of an employee) or Target's standard Consulting Agreement (in the case of a contractor) (which agreement provides valid written assignments of all title and rights to any Target Intellectual Property conceived or developed thereunder or otherwise in connection with his or her consulting or employment).

               (d) "Intellectual Property" means patent rights; trade name, trademark, service mark and similar rights ("Mark" rights); copyrights; mask work rights; sui generis database rights; trade secret rights; and all other intellectual and industrial property rights of any sort throughout the world, and all applications, registrations, issuances and the like with respect thereto. "Target Intellectual Property" means all Intellectual Property that has been, is, or is proposed to be owned by Target, or used, exercised, or exploited, or otherwise necessary for, Target's business.

     2.11 Environmental Matters.  Target is and has at all times operated its
          ---------------------
business in material compliance with all Environmental Laws. "Environmental Laws" means all applicable statutes, rules, regulations, ordinances, orders, decrees, judgments, permits, licenses, consents, approvals, authorizations, and governmental requirements or directives or other obligations lawfully imposed by governmental authority under federal, state or local law pertaining to the protection of the environment, protection of public health, protection of worker health and safety, the treatment, emission and/or discharge of gaseous, particulate and/or effluent pollutants, and/or the handling of hazardous materials.

     2.12 Taxes.
          -----

          (a) All Tax returns, statements, reports, declarations and other forms and documents (including without limitation estimated Tax returns and reports and material information statements, returns and reports) required to be filed with any Tax authority with respect to any Taxable period ending on or before the Effective Time, by or on behalf of Target (collectively, "Tax Returns" and individually a "Tax Return"), have been or will be completed and filed when due (including any extensions of such due date) and all amounts shown due on such Tax Returns on or before the Effective Time have been or will be paid on or before such date. Target has timely paid all Taxes that have become due or payable (whether or not shown on any Tax Return). The Target has properly accrued in accordance with GAAP all material liabilities for Taxes payable after January 1, 2000 with respect to all transactions and events occurring on or prior to such date. All information set forth in the notes to the Target Financial Statements relating to Tax matters is true, complete and accurate in all material respects. No material Tax liability since January 1, 2000 has been or will be incurred by Target other than in the ordinary course of business, and adequate provision has been made by Target for all Taxes since that date in accordance with GAAP on at least a quarterly basis.

          (b) Target has previously provided or made available to Acquiror true and correct copies of all Tax Returns. Target has withheld and paid to the applicable financial institution or Tax authority all amounts required to be withheld. To the best knowledge of Target, Tax Returns filed with respect to Taxable years of Target through the Taxable year ended December 31, 1999 in the case of the United States, have been examined and closed. Target (or any member of any affiliated or combined group of which Target has been a member) has not granted any extension or waiver of the limitation period applicable to any Tax Returns that is still in effect. There is no material claim, audit, action, suit, proceeding, or (to the knowledge of Target) investigation now pending or (to the knowledge of Target) threatened against or with respect to Target in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax authority has been received by Target, and there are no liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax authority that could, if determined adversely to Target, materially and adversely affect the liability of Target for Taxes. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Target. Target has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code. Target is in full compliance with all the terms and conditions of any Tax exemptions or other Tax-sharing agreement or order of a foreign government and the consummation of the Merger will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax-sharing agreement or order. Neither Target nor any person on behalf of Target has entered into or will enter into any agreement or consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income tax law) apply to any disposition of any asset owned by Target. None of the assets of Target is property that Target is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former
Section 168(f)(8) of the Code. None of the assets of Target directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. None of the assets of Target is "tax-exempt use property" within the meaning of Section 168(h) of the Code. Target has not made and will not make a deemed dividend election under Treas. Reg. (S)1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code. Target has never been a party (either as a distributing corporation as a corporation that has been distributed) to any transaction intended to qualify under Section 355 of the Code or any corresponding provision of state law. Target has not participated in (and will not participate in) an international boycott within the meaning of
Section 999 of the Code. No Target Certificate of Incorporation is other than a United States person within the meaning of the Code. Target does not have and has not had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States of America and such foreign country and Target has not engaged in a trade or business within any foreign country. Target has never elected to be treated as an S-corporation under Section 1362 of the Code or any corresponding provision of federal or state law. After the date of this Agreement, no material election with respect to Taxes will be made without the prior written consent of Acquiror, which consent will not be unreasonably withheld or delayed. Target is not party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes. Target is not currently and never has been subject to the reporting requirements of Section 6038A of the Code. There is no agreement, contract or arrangement to which Target is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of Sections 280G (as determined without regard to Section 280G(b)(4)), 162(a) (by reason of being unreasonable in amount), 162 (b) through (p) or 404 of the Code. Target is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated Tax returns, under operation of certain state laws as a result of being a member of a unitary group, or under comparable laws of other states or foreign jurisdictions) which includes a party other than Target nor does Target owe any amount under any such Agreement. Target is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Other than by reason of the Merger, Target has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.

          (c) For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Tax authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used in this Section 2.12, the term "Target" means Target and any entity included in, or required under GAAP to be included in, any of the Target Financial Statements.

     2.13 Employee Benefit Plans.
          ----------------------

          (a) For all purposes under this Section 2.13 "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) that, together with Target, is treated as a single employer under Section 4001(b) of ERISA or
Section 414 of the Code. Except for the plans and agreements listed in Section
2.13 of the Target Disclosure Letter (collectively, the "Plans"), Target and its ERISA Affiliates do not maintain, are not a party to, do not contribute to and are not obligated to contribute to, and are employees or former employees of Target and its ERISA Affiliates and their dependents or survivors do not receive benefits under, any of the following (whether or not set forth in a written document):

               (i) Any employee benefit plan, as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA");

               (ii) Any bonus, deferred compensation, incentive, restricted stock, stock purchase, stock option, stock appreciation right, phantom stock, supplemental pension, executive compensation, cafeteria benefit, dependent care, director or employee loan, fringe benefit, sabbatical, severance, termination pay or similar plan, program, policy, agreement or arrangement; or

               (iii) Any plan, program, agreement, policy, commitment or other arrangement relating to the provision of any benefit described in section 3(1) of ERISA to former employees or directors or to their survivors, other than procedures intended to comply with the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").

          (b) Neither Target nor any ERISA Affiliate has, since its inception, terminated, suspended, discontinued contributions to or withdrawn from any employee pension benefit plan, as defined in section 3(2) of ERISA, including (without limitation) any multiemployer plan, as defined in section 3(37) of ERISA.

          (c) With respect to each Plan that is subject to COBRA, the requirements of COBRA applicable to such Plan have been satisfied.

          (d) With respect to each Plan that is subject to the Family Medical Leave Act of 1993, as amended, the requirements of such Act applicable to such Plan have been satisfied.

          (e) Each Plan that is intended to qualify under section 401(a) of the Code meets the requirements for qualification under section 401(a) of the Code and the regulations thereunder, except to the extent that such requirements may be satisfied by adopting retroactive amendments under section 401(b) of the Code and the regulations thereunder. Each such Plan has been administered in accordance with its terms (or, if applicable, such terms as will be adopted pursuant to a retroactive amendment under section 401(b) of the Code) and the applicable provisions of ERISA and the Code and the regulations thereunder.

          (f) Neither Target nor any ERISA Affiliate has any accumulated funding deficiency under section 412 of the Code or any termination or withdrawal liability under Title IV of ERISA.

          (g) All contributions, premiums or other payments due from the Target to (or under) any Plan have been fully paid or adequately provided for on the books and financial statements of Target. All accruals (including, where appropriate, proportional accruals for partial periods) have been made in accordance with prior practices.

     2.14 Employees and Consultants.
          -------------------------

          (a) Target has provided Acquiror with a true and complete list of all individuals employed by the Company as of the date hereof and the position and base compensation payable to each such individual. The Target Disclosure Letter contains a description of any written or oral employment agreements, consulting agreements or termination or severance agreements to which Target is a party.

          (b) Target is not a party to or subject to a labor union or a collective bargaining agreement or arrangement and is not a party to any labor or employment dispute.

          (c) The consummation of the transactions contemplated herein will not result in (i) any amount becoming payable to any employee, director or independent contractor of Target, (ii) the acceleration of payment or vesting of any benefit, option or right to which any employee, director or independent contractor of Target may be entitled, (iii) the forgiveness of any indebtedness of any employee, director or independent contractor of Target or (iv) any cost becoming due or accruing to Target or the Acquiror with respect to any employee, director or independent contractor of Target.

          (d) Except as set forth on Section 2.14 of the Target Disclosure Letter, Target is not obligated and upon consummation of the Merger will not be obligated to make any payment or transfer any property that would be considered a "parachute payment" under section 280G(b)(2) of the Code.

          (e) To the knowledge of Target, no employee of Target has been injured in the work place or in the course of his or her employment except for injuries which are covered by insurance or for which a claim has been made under workers' compensation or similar laws.

          (f) Target has complied in all material respects with the verification requirements and the record-keeping requirements of the Immigration Reform and Control Act of 1986 ("IRCA"); to the best knowledge of Target, the information and documents on which Target relied to comply with IRCA are true and correct; and there have not been any discrimination complaints filed against Target pursuant to IRCA, and to the knowledge of Target, there is no basis for the filing of such a complaint.

          (g) Target has not received or been notified of any complaint by any employee, applicant, union or other party of any discrimination or other conduct forbidden by law or contract, nor to the knowledge of Target, is there a basis for any complaint.

          (h) Target's action in complying with the terms of this Agreement will not violate any agreements with any of Target's employees.

          (i) Target has filed all required reports and information with respect to its employees that are due prior to the Closing Date and otherwise has complied in its hiring, employment, promotion, termination and other labor practices with all applicable federal and state law and regulations, including without limitation those within the jurisdiction of the United States Equal Employment Opportunity Commission, United States Department of Labor and state and local human rights or civil rights agencies. Target has filed and shall file any such reports and information that are required to be filed prior to the Closing Date.

          (j) Target is not aware that any of its employees or contractors is obligated under any agreement (including those agreements referenced in the Target Disclosure Letter), commitments, judgment, decree, order or otherwise (an "Employee Obligation") that would interfere with the use of his or her best efforts to promote the interests of Target or that would conflict with Target's business. As of the date hereof and as of the Effective Date, none of Target's employees or contractors has breached, in any material respect, any term or provision of any Employee Obligation, which breach, considered individually or in the aggregate, could reasonably be expected to have a material adverse effect on Target's business. Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, will, to Target's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Employee Obligation. No employee of Target is employed by any other employer as of the date of execution of this Agreement.

     2.15 Related-Party Transactions.  No employee, officer, or director of
          --------------------------
Target or member of his or her immediate family is indebted to Target, nor is Target indebted (or committed to make loans or extend or guarantee credit) to any of them. To the best of Target's knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which Target is affiliated or with which Target has a business relationship, or any firm or corporation that competes with Target, except to the extent that employees, officers, or directors of Target and members of their immediate families own stock in publicly traded companies that may compete with the Company. No member of the immediate family of any officer or director of Target is directly or indirectly interested in any material contract with Target.

     2.16 Insurance.  Target has policies of insurance and bonds of the type and
          ---------
in amounts customarily carried by persons conducting businesses or owning assets similar to those of Target. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target is otherwise in compliance with the terms of such policies and bonds. Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

     2.17 Compliance with Laws.  Target has complied with, is not in violation
          --------------------
of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on Target.

     2.18 Brokers' and Finders' Fees.  Target has not incurred, nor will it
          --------------------------
incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.19 Irrevocable Proxy and Voting Agreements.  All of the persons and/or
          ---------------------------------------
entities deemed "Affiliates" of Target within the meaning of Rule 145 promulgated under the Securities Act, and holders of more than 75% of the sum of
(i) all shares of Target Common Stock issued and outstanding and (ii) all shares of Target Preferred Stock issued and outstanding, have agreed in writing to vote for approval of the Merger pursuant to irrevocable proxy and voting agreements attached hereto as Exhibit C ("Irrevocable Proxy and Voting Agreements").
                   ---------

     2.20 Vote Required.  The affirmative vote of the holders of a majority of
          -------------
each class of the shares of Target Capital Stock outstanding on the record date set for the Target Stockholders Meeting or Target Stockholders Consent is the only vote of the holders of any of Target's Capital Stock necessary to approve this Agreement and the transactions contemplated hereby.

     2.21 Material Contracts.  Except for the material contracts described in
          ------------------
Section 2.21 of the Target Disclosure Letter (collectively, the "Material Contracts") Target is not a party to or bound by any material contract, including without limitation:

          (a) any distributor, sales, advertising, agency or manufacturer's representative contract;

          (b) any continuing contract for the purchase of materials, supplies, equipment or services involving in the case of any such contact more than $25,000 over the life of the contract;

          (c) any contract that expires or may be renewed at the option of any person other than the Target so as to expire more than one year after the date of this Agreement;

          (d) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

          (e) any contract for capital expenditures in excess of $25,000 in the aggregate;

          (f) any contract limiting the freedom of the Target to engage in any line of business or to compete with any other Person as that term is defined in the Exchange Act, as defined herein, or any confidentiality, secrecy or non-disclosure contract;

          (g)  any contract pursuant to which Target leases any real property;

          (h) any contract pursuant to which the Target is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

          (i) any contract with any person with whom the Target does not deal at arm's length within the meaning of the Code;

          (j) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

          (k) any license, sublicense or other agreement to which Target is a party (or by which it or any Target Intellectual Property is bound or subject) and pursuant to which any person has been or may be assigned, authorized to Use, or given access to any Target Intellectual Property;

          (l) any license, sublicense or other agreement pursuant to which Target has been or may be assigned or authorized to Use, or has or may incurred any obligation in connection with, (A) any third party Intellectual Property that is incorporated in or form a part of any current or proposed product, service or Intellectual Property offering of Target or (B) any Target Intellectual Property;

          (m) any agreement pursuant to which Target has deposited or is required to deposit with an escrow holder or any other person or entity, all or part of the source code (or any algorithm or documentation contained in or relating to any source code) of any Target Intellectual Property ("Source Materials"); and

          (n) any agreement to indemnify, hold harmless or defend any other person with respect to any assertion of personal injury, damage to property or Intellectual Property infringement, misappropriation or violation or warranting the lack thereof.

     2.22 No Breach of Material Contracts.  The Target has performed all of the
          -------------------------------
obligations required to be performed by it to date and is entitled to all benefits under, and is not alleged to be in default in respect of any Material Contract. Each of the Material Contracts is in full force and effect, unamended, and there exists no default or event of default or event, occurrence, condition or act, with respect to Target or to Target's knowledge with respect to the other contracting party, or otherwise that, with or without the giving of notice, the lapse of the time or the happening of any other event or conditions, would (A) become a default or event of default under any Material Contract or
(B) result in the loss or expiration of any right or option by Target (or the gain thereof by any third party) under any Material Contract or (C) the release, disclosure or delivery to any third party of any part of the Source Materials (as defined in Section 2.21(m)). True, correct and complete copies of all Material Contracts have been delivered to the Acquiror.

     2.23 Third-Party Consents.  Section 2.23 of the Target Disclosure Letter
          --------------------
lists all contracts that require a novation or consent to assignment, as the case may be, prior to the Effective Time so that Acquiror shall be made a party in place of Target or as assignee (the "Contracts Requiring Novation or Consent to Assignment"). Such list is complete and accurate.

     2.24 Minute Books.  The minute books of Target made available to Acquiror
          ------------
contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Target through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

     2.25 Complete Copies of Materials.  Target has delivered or made available
          ----------------------------
true and complete copies of each document which has been requested by Acquiror or its counsel in connection with their legal and accounting review of Target.

     2.26 Representations Complete.  None of the representations or warranties
          ------------------------
made by Target herein or in any Schedule hereto, including the Target Disclosure Letter, or certificate furnished by Target pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  ARTICLE III
                                  -----------

           REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB
           ---------------------------------------------------------

     Acquiror and Merger Sub represent and warrant to Target that the statements contained in this Article III are true and correct, except as set forth in the disclosure letter delivered by Acquiror to Target prior to the execution and delivery of this Agreement (the "Acquiror Disclosure Letter"). Any reference in this Article III to an agreement being "enforceable" shall be deemed to be qualified to the extent such enforceability is subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium and the relief of debtors, and (ii) the availability of specific performance, injunctive relief and other equitable remedies.

     3.1  Organization, Standing and Power.  Each of Acquiror and its
          --------------------------------
subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Acquiror and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Acquiror. Acquiror has delivered a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of Acquiror and Merger Sub, each as amended to date, to Target. Neither Acquiror nor Merger Sub (or any other subsidiary) is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents. Acquiror is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each such subsidiary are owned by Acquiror free and clear of all liens, charges, claims or encumbrances or rights of others. Except as contemplated by Acquiror's 1999 Stock Incentive Plan, its 2000 Supplemental Stock Option Plan, its 1999 Director Option Plan or its Employee Stock Purchase Plan and except as disclosed in the Acquiror SEC Documents (as defined in Section 3.3), there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating Acquiror or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

     3.2  Authority.
          ---------
          (a) Each of Acquiror and Merger Sub has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of Acquiror and Merger Sub. This Agreement and the other Transaction Documents have been duly executed and delivered by each of Acquiror and Merger Sub and constitute the valid and binding obligations of each of Acquiror and Merger Sub.

          (b) The execution and delivery of this Agreement and the other Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Acquiror or any of its subsidiaries, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or any of its subsidiaries or their properties or assets.

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquiror or any of its subsidiaries in connection with the execution and delivery of this Agreement or the other Transaction Documents by Acquiror or the consummation by Acquiror of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger, together with the required officers' certificates, as provided in Section 1.2, (ii) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, (iii) the filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon conversion of the Target Capital Stock in the Merger and upon exercise of the options under the Target Stock Plan assumed by Acquiror, and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on

Acquiror and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement or the other Transaction Documents.

     3.3  SEC Documents; Financial Statements.  Acquiror has furnished to Target
          -----------------------------------
a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filing filed with the SEC by Acquiror since November 18, 1999, and, prior to the Effective Time, Acquiror will have furnished Target with true and complete copies of any additional documents filed with the SEC by Acquiror prior to the Effective Time (collectively, the "Acquiror SEC Documents"). All documents required to be filed as exhibits to the Acquiror SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms, and neither Acquiror nor any of its subsidiaries is in default thereunder. The financial statements of Acquiror, including the notes thereto, included in the SEC Documents (the "Acquiror Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto) and present fairly the consolidated financial position of Acquiror at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments).

     3.4  Representations Complete.  None of the representations, warranties or
          ------------------------
statements made by Acquiror herein or in any Schedule hereto, including the Acquiror Disclosure Letter, or certificate furnished by Acquiror pursuant to this Agreement, or the Acquiror SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  ARTICLE IV
                                  ----------

                      CONDUCT PRIOR TO THE EFFECTIVE TIME
                      -----------------------------------

     4.1  Conduct of Business of Target and Acquiror.  During the period from
          ------------------------------------------
the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Target and Acquiror each agree (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other), to carry on its and its subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. Target further agrees to (i) pay and to cause its subsidiaries to pay debts and Taxes when due subject to good faith disputes over such debts or Taxes, (ii) subject to Acquiror's consent to the filing of material Tax Returns if applicable, to pay or perform other obligations when due, and (iii) use all reasonable efforts consistent with past practice and policies to preserve intact its and its subsidiaries' present business organizations, keep available the services of its and its subsidiaries' present officers and key employees and preserve its and its subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries, to the end that its and its subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Time. Target agrees to promptly notify Acquiror of any event or occurrence not in the ordinary course of its or its subsidiaries' business, and of any event which could have a Material Adverse Effect on Target. Without limiting the foregoing, except as expressly contemplated by this Agreement, neither Target nor Acquiror shall do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of the other:

          (a)  Charter Documents.  Cause or permit any amendments to its
               -----------------
Certificate of Incorporation or Bylaws;

          (b)  Dividends; Changes in Capital Stock.  Declare or pay any
               -----------------------------------
dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

          (c)  Other.  Take, or agree in writing or otherwise to take, any of
               -----
the actions described in Sections 4.1(a) and (b) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

     4.2  Conduct of Business of Target.  During the period from the date of
          -----------------------------
this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, Target shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of Acquiror:

          (a)  Material Contracts.  Enter into any material contract, agreement,
               ------------------
license or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts, agreements or licenses other than in the ordinary course of business consistent with past practice;

          (b)  Stock Option Plans, etc.  Accelerate, amend or change the period
               -----------------------
of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

          (c)  Issuance of Securities.  Issue, deliver or sell or authorize or
               ----------------------
propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire shares of its capital stock, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement;

          (d)  Intellectual Property.  Transfer to or license to any person or
               ---------------------
entity or otherwise extend, amend or modify any rights to its Intellectual Property other than the grant of non-exclusive licenses in the ordinary course of business consistent with past practice;

          (e)  Exclusive Rights.  Enter into or amend any agreements pursuant to
               ----------------
which any other party is granted exclusive marketing, manufacturing or other exclusive rights of any type or scope with respect to any of its products or technology;

          (f)  Dispositions.  Sell, lease, license or otherwise dispose of or
               ------------
encumber any of its properties or assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole;

          (g)  Indebtedness.  Incur or commit to incur any indebtedness for
               ------------
borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

          (h)  Leases.  Enter into any operating lease requiring payments in
               ------
excess of $25,000;

          (i)  Payment of Obligations.  Pay, discharge or satisfy in an amount
               ----------------------
in excess of $25,000 in any one case or $50,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business;

          (j)  Capital Expenditures.  Incur or commit to incur any capital
               --------------------
expenditures in excess of $50,000 in the aggregate;

          (k)  Insurance.  Materially reduce the amount of any material
               ---------
insurance coverage provided by existing insurance policies;

          (l)  Termination or Waiver.  Terminate or waive any right of
               ---------------------
substantial value, other than in the ordinary course of business;

          (m)  Employee Benefits; Severance.  Take any of the following actions:
               ----------------------------
(i) increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of non-officer employees in the ordinary course of business and in accordance with past practices, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any officer or employee, (iii) enter into any collective bargaining agreement, or (iv) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

          (n)  Lawsuits.  Commence a lawsuit or arbitration proceeding other
               --------
than (i) for the routine collection of bills, or (ii) for a breach of this Agreement;

          (o)  Acquisitions.  Acquire or agree to acquire by merging or
               ------------
consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole;

          (p)  Taxes.  Make any material Tax election other than in the ordinary
               -----
course of business and consistent with past practice, change any material Tax election, adopt any Tax accounting method other than in the ordinary course of business and consistent with past practice, change any Tax accounting method, file any Tax return (other than any estimated tax returns, immaterial information returns, payroll tax returns or sales tax returns) or any amendment to a Tax return, enter into any closing agreement, settle any Tax claim or assessment or consent to any Tax claim or assessment provided that Acquiror shall not unreasonably withhold or delay approval of any of the foregoing actions;

          (q)  Revaluation.  Revalue any of its assets, including without
               -----------
limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

          (r)  Other.  Take or agree in writing or otherwise to take, any of the
               -----
actions described in Sections 4.2(a) through (q) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

     4.3  Notices.  Target shall give all notices and other information required
          -------
to be given to the employees of Target, any collective bargaining unit representing any group of employees of Target, and any applicable government authority under the National Labor Relations Act, the Internal Revenue Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the transactions provided for in this Agreement.

                                   ARTICLE V
                                   ---------

                             ADDITIONAL AGREEMENTS
                             ---------------------

     5.1  No Solicitation.
          ---------------

          (a) From and after the date of this Agreement until the Effective Time, Target shall not, directly or indirectly, through any officer, director, employee, representative or agent, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of all or substantially all of the assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving Target, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as a "Takeover Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Takeover Proposal, or (iii) agree to, approve or recommend any Takeover Proposal.

          (b) Target shall notify Acquiror immediately (and no later than 24 hours) after receipt by Target (or its advisors or agents) of any Takeover Proposal or any request for information in connection with a Takeover Proposal or for access to the properties, books or records of Target by any person or entity that informs Target that it is considering making, or has made, a Takeover Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

     5.2  Preparation of Information Statement.  As soon as practicable after
          ------------------------------------
the execution of this Agreement, Target shall prepare, with the cooperation of Acquiror, an Information Statement for the stockholders of Target to approve this Agreement, the Certificate of Merger and the transactions contemplated hereby and thereby. The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Acquiror Common Stock to be received by the holders of Target Capital Stock in the Merger. Acquiror and Target shall each use its reasonable efforts to cause the Information Statement to comply with applicable federal and state securities laws requirements. Each of Acquiror and Target agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Information Statement. Target will promptly advise Acquiror, and Acquiror will promptly advise Target, in writing if at any time prior to the Effective Time either Target or Acquiror shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Information Statement shall contain the recommendation of the Board of Directors of Target that the Target stockholders approve the Merger and this Agreement and the conclusion of the Board of Directors that the terms and conditions of the Merger are fair and reasonable to the stockholders of Target. Anything to the contrary contained herein notwithstanding, Target shall not include in the Information Statement any information with respect to Acquiror or its affiliates or associates, the form and content of which information shall not have been approved by Acquiror prior to such inclusion.

     5.3  Stockholders Meeting or Consent Solicitation.  Target shall promptly
          --------------------------------------------
after the date hereof take all actions necessary to either (i) call a meeting of its stockholders to be held for the purpose of voting upon this Agreement and the Merger or (ii) commence a consent solicitation to obtain such approvals on or prior to June 13, 2000 or as soon thereafter as is practicable. Target will, through its Board of Directors, recommend to its stockholders approval of such matters as soon as practicable after the date hereof. Target shall use all reasonable efforts to solicit from its stockholders proxies or consents in favor of such matters.

     5.4  Access to Information.
          ---------------------

          (a) Target shall afford Acquiror and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Target's and its subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Target and its subsidiaries as Acquiror may reasonably request. Target agrees to provide to Acquiror and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

          (b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Acquiror and Target shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

          (c) No information or knowledge obtained in any investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.5  Confidentiality.  The parties acknowledge that Acquiror and Target
          ---------------
have previously executed a Letter Agreement dated May 24, 2000 in which each party agreed to keep certain Proprietary Information (as defined in the Letter of Intent) confidential, which agreement shall continue in full force and effect in accordance with its terms.

     5.6  Public Disclosure.  Unless otherwise permitted by this Agreement,
          -----------------
Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by Acquiror to comply with the rules and regulations of the SEC or any obligations pursuant to any listing agreement with any national securities exchange or with the NASD.

     5.7  Consents; Cooperation.  Each of Acquiror and Target shall promptly
          ---------------------
apply for or otherwise seek, and use all reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger and shall use all reasonable efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the Merger for the assignment thereof or otherwise. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to HSR or any other federal or state antitrust or fair trade law.

     5.8  Update Disclosure; Breaches.  From and after the date of this
          ---------------------------
Agreement until the Effective Time, each party hereto shall promptly notify the other party, by written update to its Disclosure Letter, of (i) the occurrence or non-occurrence of any event which would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (ii) the failure of Target or Acquiror, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied. The delivery of any notice pursuant to this

Section 5.8 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

     5.9  Irrevocable Proxies.  Target shall use its best efforts, on behalf of
          -------------------
Acquiror and pursuant to the request of Acquiror, to cause holders of more than 75 percent of (a) all shares of Target Common Stock issued and outstanding and
(b) all shares of Target Preferred Stock issued and outstanding to execute and deliver to Acquiror an Irrevocable Proxy and Voting Agreement substantially in the form of Exhibit C attached hereto concurrently with the execution of this
            ---------
Agreement and in any event prior to the time that the Information statement is mailed to the stockholders of Target.

     5.10 Legal Requirements.  Each of Acquiror and Target will, and will cause
          ------------------
their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

     5.11 Tax-Free Reorganization.  Neither Target, Acquiror nor Merger Sub
          -----------------------
will, either before or after consummation of the Merger, take any action which, to the knowledge of such party, would be inconsistent with treatment of the Merger as a "reorganization" within the meaning of Code Section 368.

     5.12 Blue Sky Laws.  Acquiror shall take such steps as may be necessary to
          -------------
comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Acquiror Common Stock in connection with the Merger. Target shall use its best efforts to assist Acquiror as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Acquiror Common Stock in connection with the Merger.

     5.13 Stock Options.
          -------------

          (a) At the Effective Time, the Target Stock Plan and each outstanding option to purchase shares of Target Common Stock under the Target Stock Plan, whether vested or unvested, shall be assumed by Acquiror. Target has delivered to Acquiror a schedule (the "Option Schedule") which sets forth a true and complete list as of the date hereof of all holders of outstanding options under the Target Stock Plan including the number of shares of Target Capital Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. On the Closing Date, Target shall deliver to Acquiror an updated Option Schedule current as of such date. Each such option so assumed by Acquiror under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Target Stock Plan immediately prior to the Effective Time, except that (i) such option shall be exercisable for that number of whole shares of Acquiror Common Stock equal to the product of the number of shares of Target Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Acquiror Common Stock, and (ii) the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of such assumed option shall be equal to the quotient determined by dividing the exercise price per share of Target Common Stock at which such option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. It is the intention of the parties that the options so assumed by Acquiror qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time. Within 20 business days after the Effective Time, Acquiror will issue to each person who, immediately prior to the Effective Time was a holder of an outstanding option under the Target Stock Plan a document in form and substance satisfactory to Target evidencing the foregoing assumption of such option by Acquiror.

          (b) Acquiror shall take all corporate action necessary to reserve and make available for issuance a sufficient number of shares of Acquiror Common Stock for delivery under Target Stock Options assumed in accordance with this
Section 5.13. Within twenty (20) days following the Effective Time, Acquiror shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Acquiror Common Stock subject to such options to the extent permitted by law and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

     5.14 Escrow Agreement.  On or before the Effective Time, the Escrow Agent
          ----------------
and Soren Christensen (the Stockholders' Agent), on behalf of The Mathias Christensen Irrevocable Trust dated June 2, 2000, The Caroline Christensen Irrevocable Trust dated June 2, 2000, Robert Minnear, Herschel Shermis, Herschel Shermis Grantor Retained Annuity Trust, Greg Snyder, Bill Roberson (collectively, the "Founders"), Sequoia Capital IX, Sequoia Capital Entrepreneurs Fund, and Sequoia Capital IX Principals Fund (collectively, the "Sequoia Funds"), Don Jaworski, Christopher Jaworski Irrevocable Trust, and Ana Jaworski Irrevocable Trust (collectively, the "Jaworski Entities"), will execute one or more Escrow Agreements as contemplated by Article VIII and in the form attached hereto as Exhibit D (such escrow agreements being herein collectively
                   ---------
referred to as the "Escrow Agreement"). The Founders, the Jaworski Entities, and the Sequoia Funds shall hereinafter be referred to as the "Escrow Stockholders."

     5.15 Change in the Number of Shares Outstanding. Acquiror shall timely file
          ------------------------------------------
with Nasdaq a Notification Form for Change in the Number of Shares Outstanding with respect to the Total Acquiror Shares.

     5.16 Additional Agreements; Reasonable Efforts.  Each of the parties agrees
          -----------------------------------------
to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of stockholders of Target described in Section 5.3, including cooperating fully with the other party, including by provision of information. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Target or the Acquiror, the proper officers and directors of each party to this Agreement shall take all such necessary action. Acquiror shall prepare and properly file on behalf of Target the short-period federal and California income Tax Returns that Target is required to file with respect the period ending on the Closing Date. Target shall provide Acquiror with such assistance as may reasonably be requested in connection with the preparation of such Tax Returns.

     5.17 Employee Benefits.  Acquiror shall take such reasonable actions, to
          -----------------
the extent permitted by Acquiror's benefits program, as are necessary to allow eligible employees of Target to participate in the benefit programs of Acquiror, or alternative benefits programs in the aggregate substantially comparable to those applicable to employees of Acquiror on similar terms, as soon as practicable after the Effective Time of the Merger. For purposes of satisfying the terms and conditions of such programs, to the extent permitted by Acquiror's benefit programs, Acquiror shall use reasonable efforts to give full credit for eligibility, or vesting for each participant's period of service with Target.

     5.18 Indemnification Agreements.  From and after the Effective Time,
          --------------------------
Acquiror will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Target pursuant to those indemnification agreements between the Target and its directors and officers in effect immediately prior to the Effective Time (the "Indemnified Parties") and made a part of the Target Disclosure Letter, and any indemnification provisions under the Target Certificate of Incorporation and Bylaws as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Target Certificate of Incorporation and Bylaws as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of three (3) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Target, unless such modification is required by law. Notwithstanding the foregoing, Acquiror shall not be obligated to indemnify Target's directors and officers pursuant to any indemnification agreements to which Target or they may be a party to the extent actions or inactions of such directors and officers of Target were found by a trier of fact or an arbitrator, or otherwise admitted by a director or officer, to have resulted in a material breach of any of the Representations and Warranties of Target set forth in Article II of this Agreement.

                                  ARTICLE VI

                           CONDITIONS TO THE MERGER
                           ------------------------

     6.1  Conditions to Obligations of Each Party to Effect the Merger.  The
          ------------------------------------------------------------
respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the

Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

          (a)  No Injunctions or Restraints; Illegality.  No temporary
               ----------------------------------------
restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

          (b)  Governmental Approval.  Acquiror and Target and their respective
               ---------------------
subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act and under state Blue Sky laws.

          (c)  Escrow Agreement.  Acquiror, Target, Escrow Agent, and the Escrow
               ----------------
Stockholders shall have entered into an Escrow Agreement substantially in the form attached hereto as Exhibit D.
                        ---------

          (d)  Amended and Restated Investors' Rights Agreement.  Acquiror and
               ------------------------------------------------
the holders of a majority of the Target Capital Stock shall have entered into an Amended and Restated Investors'Rights Agreement in the form attached hereto as Exhibit B.
---------

     6.2  Additional Conditions to Obligations of Target.  The obligations of
          ----------------------------------------------
Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by
Target:

          (a)  Representations, Warranties and Covenants.  Except as disclosed
               -----------------------------------------
in the Acquiror Disclosure Letter, (i) The representations and warranties of Acquiror in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time and
(ii) Acquiror shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

          (b)  Certificate of Acquiror.  Target shall have been provided with a
               -----------------------
certificate executed on behalf of Acquiror by its President and its Chief Financial Officer to the effect that, as of the Effective Time:

               (i) all representations and warranties made by Acquiror under this Agreement are true and complete in all material respects; and

               (ii) all covenants, obligations and conditions of this Agreement to be performed by Acquiror on or before such date have been so performed in all material respects.

          (c)  Legal Opinion.  Target shall have received a legal opinion from
               -------------
Acquiror's legal counsel, in substantially the form attached hereto as Exhibit
                                                                       -------
E.
-

          (d)  Stockholders Approval.  This Agreement and the Merger shall have
               ---------------------
been approved and adopted by the holders of at least a majority of each class of Target Capital Stock outstanding as of the record date set for the Target Stockholders Meeting or solicitation of stockholders consents.

     6.3  Additional Conditions to the Obligations of Acquiror.  The obligations
          ----------------------------------------------------
of Acquiror to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:

          (a)  Representations, Warranties and Covenants.  Except as disclosed
               -----------------------------------------
in the Target Disclosure Letter (i) The representations and warranties of Target in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time and (ii) Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

          (b)  Certificate of Target.  Acquiror shall have been provided with a
               ---------------------
certificate executed on behalf of Target by its President and Chief Financial Officer to the effect that, as of the Effective Time:

               (i) all representations and warranties made by Target under this Agreement are true and complete in all material respects; and

               (ii) all covenants, obligations and conditions of this Agreement to be performed by Target on or before such date have been so performed in all material respects.

          (c)  Stockholders Approval.  This Agreement and the Merger shall have
               ---------------------
been approved and adopted by the holders of at least ninety-five percent (95%) of the shares of Target Capital Stock outstanding as of the record date set for the Target Stockholders Meeting or solicitation of stockholders consents, and any agreements or arrangements that may result in the payment of any amount that would not be deductible by reason of Section 280G of the Code shall have been approved by such number of stockholders of Target as is required by the terms of
Section 280G(b)(5)(B). Target shall have entered into an Offeree Representative

Agreement and shall have appointed an offeree representative to represent certain of the stockholders of Target.

               (d)  Third Party Consents. Acquiror shall have been furnished
                    --------------------
with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under the contracts of Target set forth on Section 2.23 of the Target Disclosure Letter hereto, if failure to obtain such consents or approvals would or would reasonably be expected to have a Material Adverse Effect on Target.

               (e)  Injunctions or Restraints on Merger and Conduct of Business.
                    -----------------------------------------------------------
No proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking to prevent the consummation of the Merger shall be pending. In addition, no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Acquiror's conduct or operation of the business of Target and its subsidiaries following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

               (f)  Legal Opinion. Acquiror shall have received a legal opinion
                    -------------
from Target's legal counsel, in substantially the form attached hereto as Exhibit F.
---------

               (g)  No Material Adverse Changes. There shall not have occurred
                    ---------------------------
any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Target and its subsidiaries, taken as a whole.

               (h)  Resignation of Directors. The directors of Target in office
                    ------------------------
immediately prior to the Effective Time shall have resigned as directors of Target effective as of the Effective Time.

               (i)  Conversion of Preferred Stock. All of Target's outstanding
                    -----------------------------
Preferred Stock shall have been converted into Common Stock in accordance with the Certificate of Incorporation of Target.

               (j)  Employment Agreements. Each of the Founders and Don Jaworski
                    ---------------------
shall have entered into an agreed-upon Employment Agreement at the time of execution of this Agreement, with such employment agreements becoming effective at and as of the date of the Closing.

               (k)  FIRPTA. Target shall deliver a properly executed statement
                    ------
conforming to the requirements of United States Treasury Regulation Section 1.897-2(h)(l)(i) and Target further agrees to provide the notification to the Internal Revenue Service required pursuant to United States Treasury Regulation
Section 1.897-2(h)(2).

               (l)  Termination of Agreements. Target, the holders of the
                    -------------------------
Target's Series A Preferred Stock and certain of the Target's stockholders shall enter into an agreement, reasonably satisfactory in form and content to Acquiror (and conditioned and effective upon the

Closing), terminating (i) the Investors' Rights Agreement dated as of January 2000, by and among Target, the Preferred Investors (as defined therein) and the Founders (as defined therein), and (ii) the Right of First Refusal and Co-Sale Agreement dated as of January 2000, by and among Target, the Purchasers (as defined therein) and the Founders (as defined therein).


                                  ARTICLE VII

                  TERMINATION, EXPENSES, AMENDMENT AND WAIVER
                  -------------------------------------------

          7.1  Termination. At any time prior to the Effective Time, whether
               -----------
before or after approval of the matters presented in connection with the Merger by the stockholders of Target, this Agreement may be terminated:

               (a) by mutual consent duly authorized by the Boards of Directors of Acquiror and Target;

               (b) by Target, if, without fault of Target, the Closing shall not have occurred on or before June 23, 2000 (provided, a later date may be agreed upon in writing by the parties hereto, and provided further that the right to terminate this Agreement under this Section 7.1(b) shall not be available to Target if its action or failure to act has been the cause or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

               (c) by Acquiror, if (i) Target shall breach any representation, warranty, obligation or agreement hereunder and such breach shall not have been cured within five (5) business days of receipt by Target of written notice of such breach, provided that the right to terminate this Agreement by Acquiror under this Section 7.1(c)(i) shall not be available to Acquiror where Acquiror is at that time in willful breach of this Agreement, (ii) the Board of Directors of Target shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Acquiror or shall have resolved to do any of the foregoing, provided that the right to terminate this Agreement by Acquiror under this Section 7.1(c)(ii) shall not be available to Acquiror where Acquiror is at that time in willful breach of this Agreement, (iii) for any reason Target fails to call and hold the Target Stockholders Meeting or commence solicitation of stockholders consents by June 13, 2000, provided that the right to terminate this Agreement by Acquiror under this Section 7.1(c)(iii) shall not be available to Acquiror where Acquiror is at that time in material breach of this Agreement or (iv) if the Closing shall not have occurred, for whatever reason, on or before June 23, 2000 (provided, a later date may be agreed in writing by the parties hereto);

               (d) by Target, if Acquiror shall breach any representation, warranty, obligation or agreement hereunder and such breach shall not have been cured within five (5) business days following receipt by Acquiror of written notice of such breach, provided that the right to terminate this Agreement by Target under this Section 7.1(d) shall not be available to Target where Target is at that time in willful breach of this Agreement;

               (e) by Acquiror if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable or (ii) if any required approval of the stockholders of Target shall not have been obtained by reason of the failure to obtain the required stockholders consents within 10 days of the commencement of a stockholders consent solicitation or vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof; or

               (f) by Target if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable or (ii) if any required approval of the stockholders of Target shall not have been obtained by reason of the failure to obtain the required stockholders consents within 10 days of the commencement of a stockholders consent solicitation or vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof.

          7.2  Effect of Termination. In the event of termination of this
               ---------------------
Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror or Target or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that the provisions of Section 5.5 (Confidentiality), Section 7.3 (Expenses and Termination Fees) and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement.

          7.3  Expenses and Termination Fees.
               -----------------------------

               (a) Subject to Sections 7.3(b) and 7.3(c), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense, either Acquiror or Target.

               (b) In the event that (i) Acquiror shall terminate this Agreement pursuant to Section 7.1(c) or (ii) Acquiror shall terminate this Agreement pursuant to Section 7.1(e)(ii), Target shall promptly reimburse Acquiror for all of the out-of-pocket costs and expenses incurred by Acquiror in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel); and, in the event any Takeover Proposal is consummated (as defined in Section 7.3(d)) within twelve months of the later of
(x) such termination of this Agreement and (y) the payment of the above-described expenses, Target shall promptly pay to Acquiror the additional sum of $7,500,000.

               (c) In the event that Target shall terminate this Agreement pursuant to Section 7.1(d) Acquiror shall promptly reimburse Target for all of the out-of-pocket costs and expenses incurred by Target in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel).

               (d) For purposes of Section 7.3(b) above, "consummation" of a Takeover Proposal shall occur on the date a written agreement is entered into with respect to a merger or other business combination involving Target or the acquisition of 20% or more of the outstanding shares of capital stock of Target, or sale or transfer of any material assets (excluding the sale or disposition of assets in the ordinary course of business) of Target or any of its subsidiaries.

          7.4  Amendment. The boards of directors of the parties hereto may
               ---------
cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the stockholders of Target shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Target Capital Stock, (ii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would adversely affect the holders of Target Capital Stock.

          7.5  Extension; Waiver. At any time prior to the Effective Time any
               -----------------
party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                 ARTICLE VIII

                          ESCROW AND INDEMNIFICATION
                          --------------------------

          8.1  Survival of Representations, Warranties and Covenants.
               -----------------------------------------------------
Notwithstanding any investigation conducted before or after the Closing Date, and notwithstanding any actual or implied knowledge or notice of any facts or circumstances which Acquiror or Target may have as a result of such investigation or otherwise, Acquiror and Target will be entitled to rely upon the other party's representations, warranties and covenants set forth in this Agreement. The representations and warranties of Acquiror will terminate upon the Closing. The obligations of Target with respect to its representations, warranties, agreements and covenants will survive the Closing and continue in full force and effect until the date 6 months following the Closing Date (the "Termination Date"), at which time, subject to Section 8.5, the representations, warranties and covenants of Target set forth in this Agreement and any liability of the holders of Target Capital Stock (collectively, the "Former Target Stockholders") with respect to those representations, warranties and covenants will terminate.

          8.2  Indemnity. From and after the Effective Time of the Merger, and
               ---------
subject to the provisions of Section 8.1, Acquiror and the Surviving Corporation (on or after the Closing Date) shall be indemnified and held harmless by the Former Target Stockholders against, and reimbursed for, any actual liability, damage, loss, obligation, demand, judgment, fine, penalty, cost or expense (excluding any indirect or consequential damages to Acquiror, other than any such damages resulting from injunctive relief granted as to an intellectual property claim, but including reasonable attorneys' fees and expenses, and the costs of investigation incurred in defending against or settling such liability, damage loss, cost or expense or claim therefor and any amounts paid in settlement thereof) imposed on or reasonably incurred by Acquiror or the Surviving Corporation as a result of any breach of any representation, warranty, agreement or covenant on the part of Target under this Agreement (collectively the "Damages"). "Damages" as used herein is not limited to matters asserted by third parties, but includes Damages incurred or sustained by Acquiror in the absence of claims by a third party.

          8.3  Escrow Fund. As security for the indemnity provided for in
               -----------
Section 8.2 hereof, the Escrow Shares (as defined in Section 1.7(c) hereof) shall be deposited by Acquiror in an escrow account with Acquiror (or other mutually acceptable institution) as Escrow Agent (the "Escrow Agent"), as of the Closing Date, such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth in this Agreement and the provisions of an Escrow Agreement to be executed and delivered pursuant to Section 5.14. The Escrow Fund shall be allocated among the Escrow Stockholders (as defined in Section 5.14 hereof) on a pro-rata basis in accordance with the number of the shares of Target Capital Stock held by such persons at the Effective Time (excluding for the purposes of this calculation any Dissenting Shares). Upon compliance with the terms hereof and subject to the provisions of this Article VIII, Acquiror and the Surviving Corporation shall be entitled to obtain indemnity from the Escrow Fund for Damages covered by the indemnity provided for in Section 8.2 of this Agreement.

          8.4  Damage Threshold. Notwithstanding the foregoing, Acquiror may not
               ----------------
receive any shares from the Escrow Fund unless and until Damages the aggregate amount of which exceeds $200,000 have been claimed upon the Escrow Fund as provided in Section 8.6 below and such amounts are determined pursuant to this
Article VIII to be payable, in which case Acquiror shall receive shares equal in value to the full amount of Damages. In determining the amount of any Damage attributable to a breach, any materiality standard contained in a representation, warranty or covenant of Acquiror shall be disregarded.

          8.5  Escrow Period. The Escrow Period shall terminate at the
               -------------
expiration of six (6) months after the Effective Time; provided, however, that a portion of the Escrow Shares, which are necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been finally resolved.

          8.6  Claims upon Escrow Fund.
               -----------------------

               (a) Upon receipt by the Escrow Agent on or before the Termination Date of a certificate signed by the chief financial or chief executive officer of Acquiror (an "Officer's Certificate"):

                    (i) stating that Acquiror or the Surviving Corporation has incurred, paid or properly accrued (in accordance with GAAP) or knows of facts giving rise to a reasonable probability that it will have to incur, pay or accrue (in accordance with GAAP) Damages in an aggregate stated amount with respect to which Acquiror or the Surviving Corporation is entitled to payment from the Escrow Fund pursuant to this Agreement; and

                    (ii) specifying in reasonable detail the individual items of Damages included in the amount so stated, the date each such item was incurred, paid or properly accrued (in accordance with GAAP), or the basis for such anticipated liability, and the specific nature of the breach to which such item is related, the Escrow Agent shall, subject to the provisions of Section
8.7 of this Agreement, deliver to Acquiror shares of Acquiror Common Stock in an amount necessary to indemnify Acquiror for the Damages claimed; provided, however, that no shares of Acquiror Common Stock shall be delivered to Acquiror, as a result of a claim based upon an accrual or upon a reasonable probability of having to incur, pay or accrue Damages until such time as the Acquiror has actually incurred or paid Damages. All shares of Acquiror Common Stock subject to such claims shall remain in the Escrow Fund until Damages are actually incurred or paid or the Acquiror determines in its reasonable good faith judgment that no Damages will be required to be incurred or paid (in which event such shares shall be distributed to the Former Target Stockholders in accordance with Section 8.10 below).

               (b) For the purpose of compensating Acquiror for its Damages pursuant to this Agreement, the Acquiror Common Stock in the Escrow Fund shall be valued at the Closing Price.

          8.7  Objections to Claims. At the time of delivery of any Officer's
               --------------------
Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Stockholders' Agent (defined in Section 8.9 below) and for a period of forty-five (45) days after such delivery to the Escrow Agent, the Escrow Agent shall make no delivery of Acquiror Common Stock or other property pursuant to Section 8.6 hereof unless the Escrow Agent shall have received written authorization from the Stockholders' Agent to make such delivery. After the expiration of such forty-five (45) day period, the Escrow Agent shall make delivery of the Acquiror Common Stock or other property in the Escrow Fund in accordance with Section 8.6 hereof, provided that no such payment or delivery may be made if the Stockholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Acquiror prior to the expiration of such forty-five (45) day period.

          8.8  Resolution of Conflicts; Arbitration.
               ------------------------------------

               (a) In case the Stockholders' Agent shall so object in writing to any claim or claims by Acquiror made in any Officer's Certificate, the Stockholders' Agent and Acquiror shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders' Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Acquiror Common Stock or other property from the Escrow Fund in accordance with the terms thereof.

               (b) If no such agreement can be reached after good faith negotiation, either Acquiror or the Stockholders' Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the Damage is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, Acquiror and the Stockholders' Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 8.6 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

          8.9  Stockholders' Agent.
               -------------------

               (a) Soren Christensen shall be constituted and appointed as agent ("Stockholders' Agent") for and on behalf of the Target stockholders to give and receive notices and communications, to authorize delivery to Acquiror of the Acquiror Common Stock or other property from the Escrow Fund in satisfaction of claims by Acquiror, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than 10 days' prior written notice to Acquiror. The Stockholders's Agent may resign upon thirty (30) days notice to the parties to this Agreement and the Former Target Stockholders. No bond shall be required of the Stockholders' Agent, and the Stockholders' Agent shall receive no compensation for his services. Notices or communications to or from the Stockholders' Agent shall constitute notice to or from each of the Target stockholders.

               (b) The Stockholders' Agent shall not be liable for any act done or omitted hereunder as Stockholders' Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Target stockholders shall severally indemnify the Stockholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

               (c) The Stockholders' Agent shall have reasonable access to information about Target and the reasonable assistance of Target's officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Stockholders' Agent shall treat confidentially and not disclose any nonpublic information from or about Target to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

          8.10  Distribution Upon Termination of Escrow Period. Within five (5)
                ----------------------------------------------
business days following the Termination Date, the Escrow Agent shall deliver to the Escrow Stockholders all of the shares in the Escrow Fund in excess of any amount of such shares reasonably necessary to satisfy any unsatisfied or disputed claims for Damages specified in any Officer's Certificate delivered to the Escrow Agent on or before the Termination Date. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Escrow Stockholders all shares remaining in the Escrow Fund and not required to satisfy such claims. Deliveries of shares to the Escrow Stockholders pursuant to this section shall be made in proportion to the allocation set forth in Section 8.3.

          8.11  Actions of the Stockholders' Agent. A decision, act, consent or
                ----------------------------------
instruction of the Stockholders' Agent shall constitute a decision of all Target stockholders for whom shares of Acquiror Common Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Target Stockholders, and the Escrow Agent and Acquiror may rely upon any decision, act, consent or instruction of the Stockholders' Agent as being the decision, act, consent or instruction of each and every such Target Stockholder. The Escrow Agent and Acquiror are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders' Agent.

          8.12  Third-Party Claims. In the event Acquiror becomes aware of a
                ------------------
third-party claim which Acquiror believes may result in a demand against the Escrow Fund, Acquiror shall promptly notify the Stockholders' Agent of such claim. Acquiror shall have the right to settle any such claim with the written consent of the Stockholders' Agent, which consent shall not be unreasonably withheld; provided, however, that the Stockholders' Agent may, at his option, direct the settlement negotiations other than for claims related to (i) the intellectual property of Target or (ii) disputes or disagreements with customers of Acquiror or Target. In the event that the Stockholders' Agent has consented to any such settlement, neither the Former Target Stockholders nor the Stockholders' Agent shall have any power or authority to object under Section
8.7 or any other provision of this Agreement to the amount of any claim by Acquiror against the Escrow Fund for indemnity with respect to such settlement. If any proceeding is commenced, or if any claim, demand or assessment is asserted, in respect of which a claim for indemnification is or might be made against the Escrow Fund based on matters other than (i) the intellectual property of Target or (ii) claims made by customers of Acquiror or Target, the Stockholders' Agent may, at his option, contest or defend any such action, proceeding, claim, demand or assessment, with counsel selected by the Stockholders Agent who is reasonably acceptable to Acquiror; provided, however, that if Acquiror shall reasonably object to such control, then the Stockholders' Agent and Acquiror shall cooperate in the defense of such matter; provided further, that the Stockholders' Agent shall not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the prior written consent of Acquiror, which consent shall not be unreasonably withheld. With respect to any claim for indemnification based on matters relating to the intellectual property of Target, or customers of Target or Acquiror, Acquiror shall have the option to defend any such proceeding with counsel reasonably satisfactory to the Stockholders' Agent; provided, however, that Acquiror shall not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the prior written consent of the Stockholders' Agent, which consent shall not be unreasonably withheld. The Stockholders' Agent or Acquiror, whichever is not controlling the defense of any matter, shall be entitled to participate in such defense, at Acquiror's or the Former Target Stockholders' expense.

          8.13  Maximum Liability and Remedies. The rights of the Acquiror to
                ------------------------------
make claims upon the Escrow Fund in accordance with this Article VIII shall be the sole and exclusive remedy of Acquiror and the Surviving Corporation after the Closing with respect to any representation, warranty, covenant or agreement made by Target under this Agreement and no former stockholders, optionholder, warrantholder, director, officer, employee or agent of Target shall have any personal liability to Acquiror or the Surviving Corporation after the Closing in connection with the Merger; provided, however, that nothing herein limits any potential remedies of Acquiror or the Surviving Corporation, arising under applicable state and federal laws with respect to any intentional or fraudulent breaches of the representations, warranties or covenants of Target made in or pursuant to this Agreement. Nothing in this Agreement shall limit the liability (i) of Target for any breach of any representation, warranty or covenant if the Merger does not close, or (ii) of any Target Stockholders in connection with any breach by such stockholders of the Irrevocable Proxies.

                                  ARTICLE IX

                              GENERAL PROVISIONS
                              ------------------

          9.1  Notices. All notices and other communications hereunder shall be
               -------
in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

               (a)  if to Acquiror or Merger Sub, to:
                    Brian NeSmith
                    President and CEO
                    650 Almanor Avenue
                    Sunnyvale, CA  94086

                    Facsimile No.: (408) 220-2291
                    Telephone No.: (408) 220-2201

                    with a copy (which shall not constitute notice) to:

                    Gregory K. Miller
                    Gunderson Dettmer Stough Villenueve
                    Franklin & Hachigian, LLP
                    155 Constitution Drive
                    Menlo Park, CA  94025
                    Facsimile No.:  (650) 321-2800
                    Telephone No.:  (650) 463-5390

               (b)  if to Target, to:

                    SpringBank Networks, Inc.
                    c/o Soren Christensen
                    465 Fairchild Drive, Suite 203
                    Mountain View, CA 94043
                    Attention:  President
                    Facsimile No.: (650) 962-1377
                    Telephone No.: (408) 504-4450

                    with a copy (which shall not constitute notice) to:

                    Stanley F. Pierson
                    Pillsbury Madison & Sutro LLP
                    2550 Hanover Street
                    Palo Alto, CA 94304
                    Facsimile No.: (650) 233-4545
                    Telephone No.: (650) 233-4625

          9.2  Interpretation. When a reference is made in this Agreement to
               --------------
Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole. In this Agreement, any reference to a party's "knowledge" means such party's actual knowledge after due and diligent inquiry of officers, directors and other employees of such party and its subsidiaries reasonably believed to have knowledge of such matters. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to June 3, 2000. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          9.3  Counterparts. This Agreement may be executed in one or more
               ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          9.4  Entire Agreement; No Third Party Beneficiaries. This Agreement,
               ----------------------------------------------
the other Transaction Documents and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Target Disclosure Letter and the Acquiror Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, except for the rights of the Target Stockholders and optionholders to receive the consideration set forth in Article I of this Agreement.

          9.5  Severability. In the event that any provision of this Agreement,
               ------------
or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

          9.6  Remedies Cumulative. Except as otherwise provided herein, any and
               -------------------
all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

          9.7  Governing Law. This Agreement shall be governed by and construed
               -------------
in accordance with the laws of the State of California without regard to applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

          9.8  Assignment. Neither this Agreement nor any of the rights,
               ----------
interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

          9.9  Rules of Construction. The parties hereto agree that they have
               ---------------------
been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

          IN WITNESS WHEREOF, Target, Acquiror and Merger Sub have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.


                                 SPRINGBANK NETWORKS, INC.


                                 By:____________________________________

                                 Name:__________________________________

                                 Title:_________________________________


                                 SOREN CHRISTENSEN


                                 _______________________________________
                                     as Stockholders' Agent


                                 CACHEFLOW INC.



                                 By:____________________________________

                                 Name:__________________________________

                                 Title:_________________________________


                                 WILDCAT MERGER CORPORATION


                                 By:____________________________________

                                 Name:__________________________________

                                 Title:_________________________________





           [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]